April 22, 2011

Mr. David M. Bradley
13321 Douglas Parkway
Urbandale, Iowa 50323

Dear Mr. Bradley:

On behalf of the Board of Directors of North Central Bancshares, Inc. (“FFFD”) and First Federal Savings Bank of Iowa (“First Federal”) (collectively “the Companies”), I am pleased to offer you the following employment agreement.

1.           Effective Date.  This Agreement shall become effective on April 22, 2011.

2.           Duties.  You shall be the President, Chairman, and Chief Executive Officer of FFFD and the Chairman and Chief Executive Officer of First Federal.  You will be expected to perform the duties customarily associated with such positions at a publicly traded company and a regulated financial institution, including such specific duties as the Board of Directors of FFFD or First Federal may from time to time assign to you.  You will be expected to perform faithfully and loyally and to the best of your abilities the duties assigned to you and to devote your full business time, attention, and effort to the affairs of the Companies.

3.           Base Salary.  Your annual base salary will be $264,000 (“Base Salary”) to be paid according to First Federal’s regular payroll practices (less any withholdings and deductions required by law or authorized by you).  Your Base Salary may be increased for subsequent years, but not decreased, in the sole discretion of the FFFD Board or its Compensation Committee.

4.           Incentive Compensation/ SERP.  You shall be eligible to participate in FFFD’s Incentive Award Plan (“Incentive Plan”) for such periods as it remains in effect for each calendar year worked in accordance with the terms of the Incentive Plan.  The amount, if any, of your awards under the Incentive Plan shall be determined by the FFFD Board in its sole discretion, and subject to all applicable and controlling regulations.  You shall also be eligible to participate in First Federal’s Supplemental Retirement and Deferred Compensation Plan (“SERP”) for such periods as it remains in effect, in accordance with the terms of the SERP and subject to all applicable and controlling regulations.  The amount, if any, of Employer contributions under the SERP shall be determined by First Federal in its sole discretion

5.           Benefits.  You will be entitled to participate in those employee benefits and perquisites generally available to the Companies’ employees, in accordance with the provisions thereof as in effect from time to time, to the extent you otherwise qualify for these benefits under the terms and conditions of each benefit plan.  You will also be eligible to participate in First Federal’s Death Benefit Only Plan (“BOLI Plan”) in accordance with the provisions thereof as in effect from time to time, to the extent you otherwise qualify for the benefits under terms and conditions the BOLI Plan and subject to any applicable and controlling regulations.  Additionally, First Federal shall loan an automobile to you for your use, subject to any applicable withholdings and deductions.  The Companies reserve the right to modify, amend, suspend, or terminate any or all such employee benefit plans and policies and perquisites at any time.

6.           Business Expenses.  You will be reimbursed for all proper and reasonable expenses incurred by you in the performance of your duties in accordance with the policies of the Companies.

7.           Termination.  Your employment under this Agreement may end under any of the following circumstances:

(a)
Cause.  Your employment hereunder may be terminated by the Companies at any time for “Cause”, in which case you will receive only your base salary through the date on which notice of termination is given.  Cause is defined as a material or ongoing failure to perform your job duties; misconduct in the performance of duties (including, but not limited to, a violation of either Company’s code of business conduct); embezzlement; fraud; dishonesty; commission of a criminal act; insubordination; personal or professional conduct which may bring embarrassment or disgrace to either of the Companies or your ineligibility to perform your duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over either of the Companies.

(b)
Without Cause.  Your employment hereunder may be terminated by the Companies at any time Without Cause.  In the event your employment is terminated Without Cause, then, in return for a full release of all claims and in exchange for the other good and valuable consideration provided for herein:

(i)	The Companies will pay, on a regular payday basis, the equivalent of your then biweekly base salary, minus applicable withholdings and deductions, for a period of twelve (12) months.

(ii)
If you elect to continue any benefits that are available to you under COBRA, the Companies will pay your COBRA premium(s) for the lesser of (i) twelve (12) months or (ii) until you become eligible for substantially similar benefits through subsequent employment.

(c)
Good Reason Event Following a Change in Control.  Your employment will automatically terminate hereunder upon your resignation following an unremedied Good Reason Event occurring within twelve (12) months following a Change in Control.

Change in Control shall mean a change in ownership or effective control of either of the companies, or in the ownership of a substantial portion of either of the Companies, as such change is defined under the default definition in Treasury Regulation Section 1.409A-3 (i) (5) or any subsequently applicable Treasury Regulation.

A Good Reason Event is defined as any of the following which occur within twelve (12) months following a Change in Control:  (i) a change in your title; (ii) a material diminution in your duties; (iii) a reduction in your base salary; or (v) a permanent reassignment to a location more than thirty five (35) miles from the location to which you were assigned immediately prior to the Change in Control.

A Good Cause Event shall be deemed to have occurred only if you provide notice to the Companies of your belief that a Good Reason Event has occurred within ninety (90) days of the commencement of such Event and then only if the company(ies) fail to remedy the situation within thirty (30) days after such notice.

In the event you timely resign your employment as a result of an unremedied Good Reason Event occurring within twelve (12) months following a Change in Control, then, in return for a full release of all claims and in exchange for the other good and in valuable consideration provided for herein:

(i)	The Companies will pay, on a regular payday basis, the equivalent of your then biweekly base salary, minus applicable withholdings and deductions, for a period of twelve (12) months.

(ii)
If you elect to continue any benefits that are available to you under COBRA, the Companies will pay your COBRA premium(s) for the lesser of (i) twelve (12) months or (ii) until you become eligible for substantially similar benefits through subsequent employment.

(d)
Disability.  Your employment will automatically terminate should you become eligible to receive long term disability benefits under First Federal’s Long Term Disability insurance program, or, if there is no such program, under the federal Social Security Act.  In this case you will receive your base pay through the date of termination and all awards of restricted stock, stock options and any other incentive or benefit plans shall be handled in accordance with the terms of the relevant plan documents.

(e)
Resignation.  Your employment will automatically terminate hereunder upon your voluntary resignation, in which case you will be entitled only to your base pay through the date of termination.  You will be expected to provide at least ninety (90) days’ notice in advance of such resignation.

(f)	Mutual Agreement. Your employment may be automatically terminated at any time by mutual agreement of the parties upon mutually agreed terms.

(g)
Your Death.  Your employment will automatically terminate upon your death, in which case you shall be entitled to your base pay through the date of termination and all awards of restricted stock, stock options and any other incentive or benefit plans shall be handled in accordance with the terms of the relevant plan documents.

In the event your employment ends under this paragraph 7, you agree you will resign any and all positions you hold as an officer of the Companies or on the Companies’ Boards and that such resignation shall become effective on your final date of employment.

We intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code and its accompanying regulations and it should be interpreted accordingly.  Therefore if any payments made to you under the above subparagraph 7(b) or 7(c) exceed any applicable safe harbor under Section 409A of the Internal Revenue Code, than the excess over such safe harbor will be paid within sixty (60) days following your termination under subparagraph 7(b) or 7(c).

The parties acknowledge that the payments and benefits provided for under subparagraphs 7(b) and 7(c) may not be accrued or paid until after FFFD is no longer participating in the Troubled Assets Relief Program and the Capital Purchases Program (together “TARP”).

8.           Covenants.  You agree:

(a)
During your employment with the Companies and for a period of twelve (12) months after your employment with the Companies ends for any of the reason whatsoever, including those reasons set forth in subparagraphs 7 (a) through (f), absent prior written consent of the Companies, you will not directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise):

(i)
work on behalf, own, manage, operate, control, or otherwise carry on a business which is in competition with either of the companies and which is located within 50 miles of any county in which either of the companies has an office or operation  or has filed an application for regulatory approval to establish an office or operation and; or

(ii)
attempt to induce any employee of either of the Companies to terminate or abandon his or her employment for any purpose whatsoever or attempt directly or indirectly to solicit the trade or business of any current customer, supplier, or partner of either of the Companies, or

(iii)	engage in any activity which is contrary, inimical, or harmful to the interests of either of the Companies, including but not limited to violations of either of the Companies policies.

(b)
During your employment with the Companies and thereafter you will not use, divulge, sell or deliver to or for yourself or any other person, firm or corporation, other than the Companies, any confidential information of the Companies or any of their subsidiaries in any form of memoranda, reports, computer software and data banks, customer lists, potential customer lists, employee lists, contracts, strategic plans and any and all other documents containing trade secrets concerning either of the Companies and their business operations (“Confidential Information”).  Confidential Information does not include information available from or which can be ascertained through proper and approved public means.  You shall destroy or surrender to the Companies all Confidential Information and all other property belonging to the Companies at the conclusion of your employment.

You acknowledge that the above covenants are reasonable and fair in scope and duration, and necessary to protect the reasonable interests of the Companies.  You further acknowledge that any breach or potential breach of this paragraph 8 will result in serious and irreparable injury to the Companies for which the Companies cannot be adequately compensated by monetary damages alone. You agree, therefore, that, in addition to any other remedy the Companies may have, the Companies will be entitled to seek both preliminary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting of a bond.

9.           Board Service and Outside Activities.  During your employment by the Companies, you will not earn any fees for your service as a director of the Companies. You may engage in charitable, civic, or community activities and, with the prior approval of the Boards of the Companies, may serve as a director of any other business corporation, provided that such activities or service do not interfere with your duties to the Companies or violate the terms of any of the Covenants contained in this Agreement.

10.           Indemnification.  Except for disputes between the parties concerning this Agreement, in accordance with and subject to Article X of the Bylaws of First Federal Savings Bank of Iowa, the Companies shall protect and indemnify you against any and all legal claims or actions involving you as a consequence of your employment by the Companies to the maximum extent allowed under the Iowa Business Corporation Act.  The Companies shall also provide you the maximum liability insurance coverage provided any other employee of the Companies.  The Companies agree to continue your coverage under such directors’ and officers’ liability insurance policies as shall from time to time be in effect for Companies officers and employees for not less than six (6) years following conclusion of your employment

11.           Cooperation.  During your employment with the Companies and thereafter, you agree to cooperate in the truthful and honest prosecution and/or defense of any claim in which either of them may have an interest (with the right of reimbursement for reasonable expenses actually incurred), which may include, without limitation, being available to participate in any proceeding involving them, permitting interviews with representatives of either of them, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in your possession or control arising out of your employment in a reasonable time, place, and manner.

In the event a change in law, statute or regulation makes any provision of this Agreement invalid, unlawful, or unenforceable, you and the Companies agree to modify such provision to the extent necessary to bring it into compliance with said law, statute or regulation, and if it is not or cannot be so modified, the provision shall be deleted from this Agreement.

13.           Notices.  Any notices required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally or by certified or registered mail, return receipt requested, postage prepaid, to the following persons at the following addresses.

If to the Companies:

North Central Bancshares, Inc.
825 Central Avenue
PO Box 1237
Fort Dodge, Iowa 50323
Attention:  Corporate Secretary

With a copy to:
Ahlers & Cooney, P.C.
100 Court Avenue, Suite 600
Des Moines, Iowa 50309
Attention:  Elizabeth Kennedy

If to David Bradley:

David M. Bradley
13321 Douglas Parkway
Urbandale, Iowa 50323

14.           Integration.  Except with respect to the attached North Central Bancshares, Inc. Omnibus Amendment to Compensatory Agreements entered into between you and FFFD, which shall remain in full force and effect, this Agreement constitutes the entire agreement and understanding between you and the Companies with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, including, without limitation, the Employment Agreements dated as of December 14, 2007 (including any amendments thereto) between you and the Companies.

15.           Amendments.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by you and an authorized representative of the Companies.

16.           Waiver.  Failure by a party to insist upon strict compliance with any provision of this Agreement or to assert any right which the party may have hereunder shall not be deemed to be a waiver of such provision or right or a waiver of any other provision or right under this Agreement.

17.           Governing Law.  The interpretation, construction, and performance of this Agreement shall be governed by, construed, and enforced in accordance with the laws of the state of Iowa without regard to its principles of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

To indicate your acceptance of the terms of this Agreement, please sign this letter in the space below and return it to me.  We look forward to your long and successful service to the Companies.

Very truly yours,

/s/ Robert H. Singer, Jr.
Chair
North Central Bancshares, Inc.
Personnel and Compensation Committee

/s/ Robert H. Singer, Jr.
Chair
First Federal Savings Bank of Iowa
Personnel and Compensation Committee

________________________________________________________________________

I understand and accept the terms and conditions of my employment with North Central Bancshares, Inc. and First Federal Savings Bank of Iowa as expressed above.

By:  /s/ David M. Bradley                                                                Date:  April 22, 2011
        David M. Bradley

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